EXHIBIT 10.1

Terms Applicable to Awards of Restricted Stock to
Directors pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan

Name of Director:
Number of Restricted Shares Granted:
Grant Date:

Pursuant to the terms and provisions of the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”), Caterpillar Inc. (the “Company”) hereby grants you [ ] shares of restricted stock as described herein (the “Restricted Stock Award”).

Vesting
The Restricted Stock Award is subject to a one-year cliff-vesting period. The Restricted Stock Award will become fully vested on the first anniversary of the Grant Date specified above (the “Vesting Date”). If your service on the Caterpillar Inc. Board of Directors (the “Board”) terminates for any reason other than long-service separation, disability, death or in connection with a change of control (as described more fully below) prior to the Vesting Date, the Restricted Stock Award will be forfeited. Upon vesting of the Restricted Stock Award, the stock transfer records of the Company will be changed to note the vesting of your Restricted Stock Award.

Voting Rights
During the period between the Grant Date specified above and the Vesting Date (the “Restriction Period”), you will be entitled to full voting rights with respect to the restricted shares. From and after the date the shares vest, you will continue to have full voting rights with respect to the shares.

Dividends and Other Distributions
During the Restriction Period, you will have dividend rights with respect to the Restricted Stock Award. From and after the date the shares vest, you will continue to have dividend rights with respect to the shares.

Termination of Service as a Director
Your termination of service on the Board will impact the Restricted Stock Award as follows:

•	Long-Service Separation
If your service on the Board terminates by reason of long-service separation (i.e., after attainment of age 55 with 5 or more years of Board service), to the extent that your Board service has continued for at least six months immediately following the Grant Date, your Restricted Stock Award will become fully vested and the stock transfer records of the Company will reflect that vesting.

•	Change of Control
If your service on the Board terminates within a year after a Change of Control, as defined in the Plan, either without cause or for good reason, your Restricted Stock Award will become fully vested and the stock transfer records of the Company will reflect that vesting.

•	Disability
If your service on the Board terminates by reason of disability, as defined in the Plan, your Restricted Stock Award will become fully vested and the stock transfer records of the Company will reflect that vesting.

•	Death
If your service on the Board terminates by reason of death, your Restricted Stock Award will become fully vested and the stock transfer records of the Company will reflect that vesting.

•	Other
If your service on the Board terminates for any reason other than long-service separation, disability, or death, the unvested portion of your Restricted Stock Award shall be immediately forfeited.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the Restricted Stock Award may not be assigned, transferred, pledged or hypothecated in any way. The Restricted Stock Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once the Restricted Stock Award vests, you will have the ability to transfer those shares.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your vested shares will be transferred upon your death. If you do not designate a beneficiary, your vested shares will be transferred to your estate.

Administration of the Plan
The Restricted Stock Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Code Section 409A
It is intended that this Restricted Stock Award satisfies the terms of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Code Section 409A”) so that the Restricted Stock Award does not constitute deferred compensation for purposes of Code Section 409A. The Plan and this Restricted Stock Award document shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Compensation Committee of the Board (the “Committee”) reserves the right (including the right to delegate such right) to unilaterally amend this Restricted Stock Award document (and thus the terms of the Restricted Stock Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this Restricted Stock Award constitutes acknowledgement and consent to such rights of the Committee.

Tax Impact
Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of a Restricted Stock Award. You may also wish to consult with your personal tax advisor regarding how the Restricted Stock Award impacts your individual tax situation. Nothing contained in this Restricted Stock Award document or in the Plan Prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this Restricted Stock Award document.

Withholding
The lapse of restrictions on stock is a taxable event in many taxing jurisdictions. In some countries, the Company may be required to withhold taxes upon the taxable event. The Company may withhold shares to satisfy the withholding requirement subject to the following conditions: (a) the value of the shares surrendered must equal the withholding requirement and (b) the value of the shares surrendered shall be the Fair Market Value (as defined in the Plan) determined as of the release date.

Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and other laws, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed and the Restricted Stock Award is subject to the requirements of such laws and rules.

Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc. If there are changes to the shares of Company common stock during the Restriction Period, such as a stock split, all of your shares, adjusted for those changes, will be subject to the same restrictions and vesting terms as the Restricted Stock Award.

Acceptance of Award
Your acceptance of this Restricted Stock Award constitutes acknowledgement and consent to the terms of the Restricted Stock Award as described in this Restricted Stock Award document.

Further Information
For more detailed information about the Plan, please refer to the Plan Prospectus or the Plan itself. If you have any questions regarding your equity compensation under the Plan, please contact the Director of Compensation + Benefits.

Caterpillar Inc.
Douglas R. Oberhelman
Chairman of the Board